EXHIBIT 99.1

Fifth Street Finance Corp. Announces Quarter Ended December 31, 2008 Financial Results

WHITE PLAINS, N.Y., Feb. 5, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced its results for the fiscal quarter ended December 31, 2008.

DECEMBER 31, 2008 Financial Results

2009 First Quarter Financial Highlights

 * Net investment income for the quarter ended December 31, 2008 was
   $8.2 million or $0.36 per share (basic and diluted), as compared to $3.7 million or $0.29 per share, for the quarter ended
   December 31, 2007;

 * Net unrealized depreciation on investments was approximately
   $18.5 million or $0.82 per share for the quarter ended December
   31, 2008, as compared to $0.5 million or $0.03 per share for the quarter ended December 31, 2007, due primarily to the decrease in the fair value of certain investments held in Fifth Street's portfolio as a result of general economic conditions;

 * Net asset value per share of $11.86 as of December 31, 2008 as compared to $13.02 as of September 30, 2008; and

 * Net increase (decrease) in net assets resulting from operations for the quarter ended December 31, 2008 of $(10.3) million, as compared to $3.2 million for the quarter ended December 31, 2007.

Portfolio and Investment Activity

During the quarter ended December 31, 2008, we invested $23.7 million across 1 new and 3 existing portfolio companies. This compares to investing $45.2 million across 3 new and 1 existing portfolio companies for the quarter ended December 31, 2007.

At December 31, 2008, our portfolio consisted of investments in 25 companies. We completed 100% of these investments in connection with an investment by a private equity sponsor. These investments consisted of 38.6% first lien loans, 60.3% second lien loans, and 1.1% equity investments at fair value. Our average portfolio company investment at fair value was approximately $10.8 million at December 31, 2008, versus $11.4 million at September 30, 2008. At December 31, 2008, approximately 86.7% of our securities had an investment rating of 1 or 2, 12.3% had an investment rating of 3, 0.4% had an investment rating of 4 and the remaining 0.6% had an investment rating of 5. As of December 31, 2008, we stopped accruing interest on three investments, including one investment that was delinquent on interest payments or which was otherwise on non-accrual status.

"The shock to the financial system that occurred in October continues to make its way through the economy. We have increased our portfolio management resources and are proactive with our problem assets. We are supporting our equity sponsors with our remaining resources, and increasing our first lien exposure at favorable rates. We believe that we are well positioned for a recovery in the economy due to a relatively healthy portfolio, properly marked securities, and substantial upside through exit fees. While we may experience increased defaults due to this unprecedented environment, we expect to earn income in excess of the total realized and unrealized losses during 2009. We are focusing this year on improving credit quality, preserving cash, and as always staying disciplined to our 100% originated sponsor supported model. As a 5% shareholder personally, I am focused on optimizing the long term performance for our shareholders," stated Fifth Street Finance Corp.'s President and Chief Executive Officer, Leonard Tannenbaum.

Our weighted average yield on debt investments was 16.5% at December 31, 2008. The weighted average yield on debt investments included a cash component of 13.4% at December 31, 2008.

At December 31, 2008, 93.6% or $251.0 million of our interest-bearing investment portfolio at fair value consisted of fixed rate loans and 6.4% or $17.1 million consisted of floating rate loans. At December 31, 2008, 100% of our floating rate loans carried a minimum interest rate floor of at least 9%, which protects our return in a declining interest rate environment. At September 30, 2008, 93.5% or $251.5 million of our interest-bearing investment portfolio at fair value consisted of fixed rate loans and 6.5% or $17.6 million consisted of floating rate loans.

On December 30, 2008, Bank of Montreal renewed our $50 million credit facility. The terms include a 50 basis points commitment fee, an interest rate of Libor +3.25% and a term of 364 days.

Results of Operations

Total Investment Income

For the quarter ended December 31, 2008, total investment income was $12.6 million, a $7.2 million, or 132%, increase over the $5.4 million of total investment income for the period ended December 31, 2007. The increase was primarily attributable to a $7.2 million increase in interest, fee and dividend income from investments. For the three months ended December 31, 2008, this amount primarily consisted of interest income of approximately $79,000 from cash and cash equivalents, $11.4 million of interest and dividend income from portfolio investments (which included $1.8 million in payment-in-kind or PIK interest), and $1.1 million in fee income. For the three months ended December 31, 2007, this amount primarily consisted of approximately $5.2 million of interest income from portfolio investments (which included $730,000 in payment-in-kind or PIK interest), and $270,000 in fee income.

Expenses

Expenses for the three months ended December 31, 2008 and 2007 were approximately $4.4 million and $1.8 million, respectively. Expenses increased for the three months ended December 31, 2008, as compared to the three months ended December 31, 2007 by approximately $2.6 million, primarily as a result of increases in management and incentive fees.

The increase in management fees resulted from an increase in Fifth Street's total assets as a result of the growth of the investment portfolio. Incentive fees were implemented effective January 2, 2008 when Fifth Street Mezzanine Partners III, L.P. merged with and into Fifth Street Finance Corp., and reflect the growth of our net investment income before such fees.

Realized Gain (Loss) on Sale of Investments

Net realized gain (loss) on the sale of investments is the difference between the proceeds received from dispositions of portfolio investments and their stated cost. During the three months ended December 31, 2008 and December 31, 2007, we sold no investments and reported no realized gains or losses.

Net Change in Unrealized Appreciation or Depreciation on Investments

At December 31, 2008 and September 30, 2008, portfolio investments recorded at fair value represented 96.4% and 91.5%, respectively, of our total assets.

Net unrealized appreciation or depreciation on investments is the net change in the fair value of our investment portfolio during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized. During the three months ended December 31, 2008, we recorded net unrealized depreciation of $18.5 million. This consists of $16.7 million of unrealized depreciation on debt investments and $1.8 million of unrealized depreciation on equity investments. During the three months ended December 31, 2007, we recorded net unrealized depreciation of $0.5 million. This consisted entirely of unrealized depreciation on equity investments.

Liquidity and Capital Resources

For the three months ended December 31, 2008, we experienced a net decrease in cash and equivalents of $15.7 million. During that period, we used $8.5 million of cash in operating activities, primarily for the funding of $23.7 million of investments, partially offset by $9.7 million of principal payments received and $8.2 million of net investment income. In addition, in October 2008 we repurchased 78,000 shares of our common stock totaling approximately $462,000 pursuant to our open market share repurchase program, and on December 29, 2008 we paid a cash dividend of $6.4 million to our common stockholders and issued 105,326 common shares totaling approximately $763,000 to those common stockholders that opted to reinvest the dividend under our dividend reinvestment plan. We intend to fund our future distribution obligations through operating cash flow or with funds obtained through our credit line, as we deem appropriate.

As of December 31, 2008, we had $7.2 million in cash, portfolio investments (at fair value) of $271.2 million, $2.6 million of interest receivable, dividends payable of $8.6 million, no borrowings outstanding under our secured revolving credit facility and unfunded commitments of $13.6 million. At January 31, 2009, we had $0.7 million in cash, $2.2 million of interest receivable, no dividends payable, no borrowings outstanding under our secured revolving credit facility and unfunded commitments of $12.8 million.

For the three months ended December 31, 2007, we experienced a net increase in cash and equivalents of $21.2 million. During that period, we used $41.9 million of cash in operating activities, primarily for the funding of $45.2 million of investments partially offset by $3.7 million of net investment income. $63.2 million of cash was provided by financing activities, due primarily to net capital contributions from partners of $63.7 million.

Dividends

For the second quarter of 2009, Fifth Street declared a dividend on December 9, 2008 of $0.33 per share. The record date was December 30, 2008 and the dividend was distributed on January 29, 2009.

For the first quarter of 2009, Fifth Street declared a dividend on December 9, 2008 of $0.32 per share. The record date was December 19, 2008 and the dividend was distributed on December 29, 2008.

Dividends are paid from taxable income. Our Board of Directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

For the fiscal year of 2009, we plan to pay a third quarter dividend in May and a fourth quarter dividend in August.

Fifth Street has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our shareholders, unless a shareholder elects to receive cash. As a result, if we declare a cash dividend, our shareholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

Portfolio Activity Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 -- Investment is performing above expectations and/or a capital gain is expected;

Investment Rating 2 -- Investment is performing substantially within our expectations, and its risks remain neutral or favorable compared to the potential risks at the time of the original investment (all new loans are initially rated 2);

Investment Rating 3 -- Investment is performing below our expectations and requires closer monitoring, we expect no loss of investment return (interest and/or dividends) or principal. Companies with a rating of 3 may be out of compliance with financial covenants;

Investment Rating 4 -- Investment is performing below our expectations and for which risk has increased materially since the original investment. We expect some loss of investment return, but no loss of principal; and

Investment Rating 5 -- Investment is performing substantially below our expectations and whose risks have increased substantially since the original investment. Investments with a rating of 5 are those for which some loss of principal is expected.

At December 31, 2008, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 -- Investments totaled $7.7 million (2.8% of the portfolio)

Investment Rating 2 -- Investments totaled $227.4 million (83.9% of the portfolio)

Investment Rating 3 -- Investments totaled $33.4 million (12.3% of the portfolio)

Investment Rating 4 -- Investments totaled $1.0 million (0.4% of the portfolio)

Investment Rating 5 -- Investments totaled $1.7 million (0.6% of the portfolio)

At December 31, 2008, we had one investment with an investment rating of 1, which had a debt-to-EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) multiple of 4.13x; 18 investments with an investment rating of 2, which had an average debt-to-EBITDA multiple of 4.32x; four investments with an investment rating of 3, which had an average debt-to-EBITDA multiple of 6.50x; one investment with an investment rating of 4, which had a debt-to-EBITDA multiple of 30.34x; and one investment with an investment rating of 5, which had a debt-to-EBITDA multiple of 11.48x. We have stopped accruing interest on three investments, including one investment that was delinquent on interest payments or which was otherwise on non-accrual status. The aggregate amount of this income non-accrual was approximately $0.6 million for the three months ended December 31, 2008. We are closely monitoring the status of securities with an investment rating of a 3, 4, or 5 and continue to provide assistance as needed to help the companies navigate through the current economic downturn. In addition, we are seeing the validation of our dual underwriting methodology, as private equity sponsors are committing additional funds to support their portfolio companies.

Recent Developments

On January 5, 2009 and January 29, 2009, Rose Tarlow, one of our portfolio companies, made draws on its revolver of $350,000 and $500,000, respectively. Prior to the draws, our unfunded commitment was $2.3 million. In addition, the PIK rate on the Rose Tarlow term loan increased to 2.5%.

On January 28, 2009, we executed a non-binding term sheet for a $27.5 million investment in a medical device company. The proposed terms of this investment include an $8.0 million first lien term loan at 12.0% per annum, a $17.0 million first lien term loan at 16.0% per annum, and a $2.5 million first lien revolver at 10.0% per annum. These loan facilities are expected to have a maturity of five years. The proposed investment is subject to the completion of our due diligence, approval process and documentation, and as a result, may not result in a completed investment.

On January 29, 2009, we paid a $0.33 quarterly dividend and a $0.05 special dividend to stockholders of record as of December 30, 2008. In conjunction with these dividends we paid a cash dividend of $7,636,580 and issued 161,206 shares of common stock to stockholders under our dividend reinvestment plan.

Conference Call

We will host a conference call on Thursday, February 5, 2009 at 5:00pm (ET) to discuss our first quarter ended December 31, 2008 financial results. Please call (877) 681-3378 to enter the conference. An operator will monitor the call and set a queue for the questions. The conference call replay will be available through February 7, 2009. To hear the replay, please dial (888) 203-1112 and reference passcode #3403062. For further information contact Investor Relations at (914) 286-6811.

                        Fifth Street Finance Corp.
                             Balance Sheets
                             (unaudited)

                                           December 31,   September 30,
                                              2008            2008
                                           ---------------------------

                                           ---------------------------
 Assets
  Investments at fair value:
    Affiliate investments (cost 12/31/2008:
     $87,436,639; 9/30/2008: $81,820,636)  $ 71,096,995   $ 71,350,417
     Non-control/Non-affiliate investments
     (cost 12/31/2008: $219,082,778;
     9/30/2008: $208,764,349)               200,114,155    202,408,737
                                           ------------    -----------
  Total investments at fair value           271,211,150    273,759,154
  Cash and cash equivalents                   7,194,139     22,906,376
  Interest receivable                         2,598,215      2,367,806
  Due from portfolio company                     66,084         80,763
  Prepaid expenses                              259,583         34,706
                                           ------------   ------------
     Total Assets                          $281,329,171   $299,148,805
                                           ============   ============
  Liabilities
  Accounts payable, accrued expenses
   and other liabilities                   $    360,879   $    567,691
  Base management fee payable                 1,370,675      1,381,212
  Incentive fee payable                       2,052,595      1,814,013
  Dividends payable                           8,603,814             --
  Due to FSC, Inc.                              302,258        574,102
  Interest payable                                  417         38,750
  Payments received in advance from
   portfolio companies                           90,102        133,737
  Offering costs payable                             --        303,461
                                           ------------   ------------
   Total Liabilities                         12,780,740      4,812,966
                                           ------------   ------------
  Stockholders' Equity:
  Common stock, $0.01 par value, 49,800,000
   shares authorized, 22,641,615 and
   22,614,289 shares issued and
   outstanding at December 31, 2008
   and September 30, 2008                       226,416        226,143
  Additional paid-in-capital                300,823,954    300,524,155
  Net unrealized depreciation on
   investments                              (35,308,268)   (16,825,831)
  Net realized gain on investments               62,487         62,487
  Accumulated undistributed net investment
   income                                     2,743,842     10,348,885
                                           ------------   ------------
      Total Stockholders' Equity            268,548,431    294,335,839
                                           ------------   ------------
 Total Liabilities and Stockholders'
  Equity                                   $281,329,171   $299,148,805
                                           ============   ============

                        Fifth Street Finance Corp.
                          Statements of Operations
                              (unaudited)

                                              For the three months
                                               ended December 31,
                                              2008            2007
                                         -----------------------------
                                         -----------------------------
 Investment income:
 Interest income:
    Affiliate investments                 $   3,071,523   $  1,744,976
    Non-control/Non- affiliate
     investments                              8,335,053      3,195,565
    Interest on cash and cash equivalents        79,190        212,569
                                          -------------   ------------
 Total interest income                       11,485,766      5,153,110
                                          -------------   ------------
 Fee income:
    Affiliate investments                       446,913        109,054
    Non-control/Non- affiliate investments      616,610        164,670
                                          -------------   ------------
 Total fee income                             1,063,523        273,724
                                          -------------   ------------
 Dividend and other income:
    Other income                                 35,396             --
                                          -------------   ------------
 Total dividend and other income                 35,396             --
                                          -------------   ------------
 Total investment income                     12,584,685      5,426,834
                                          -------------   ------------
 Expenses:
 Base management fees                         1,370,675        844,522
 Incentive fees                               2,052,595             --
 Professional fees                              385,943        206,329
 Board of Directors fees                         39,250             --
 Organizational costs                                --        146,432
 Interest expense                                40,158        114,699
 Administrator expense                          180,430        109,340
 Line of credit guarantee expense                    --         83,333
 Transaction fees                                    --        206,726
 General and administrative expenses            305,252         41,452
                                          -------------   ------------
 Total expenses                               4,374,303      1,752,833
                                          -------------   ------------
 Net investment income                        8,210,382      3,674,001
                                          -------------   ------------
 Unrealized depreciation on investments:
    Affiliate investments                    (5,869,425)      (408,031)
    Non-control/Non- affiliate investments  (12,613,013)       (68,306)
                                          -------------   ------------
 Total unrealized depreciation
  on investments                            (18,482,438)      (476,337)
                                          -------------   ------------
 Net increase (decrease) in net
  assets resulting from operations        $ (10,272,056)  $  3,197,664
                                          =============   ============
 Earnings (loss) per common share-basic
  and diluted(1)                          $       (0.46)  $       0.26
 Net investment income per common
  share-basic and diluted(1)              $        0.36   $       0.29
 Weighted average common shares-basic
  and diluted                                22,562,191     12,480,972

   --------------
   (1) The earnings and net investment income per share calculations for the three months ended December 31, 2007 are based on the assumption that if the number of shares issued at the time of the merger of Fifth Street Mezzanine Partners III L.P. with and into Fifth Street Finance Corp. on January 2, 2008 (12,480,972
       shares of common stock) had been issued at the beginning of the three-month period, on October 1, 2007, Fifth Street Finance
       Corp's earnings and net investment income per share would have been $0.26 and $0.29 per share, respectively

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s Form 10-K for the year ended September 30, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com